Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 02:50 PM 01/16/2020 FILED 02:50 PM 01/16/2020 SR 20200338511 - File Number 7804062	STATE OF DELAWARE CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.	The name of the limited liability company is DLP Positive Note Fund LLC.

2.
The Registered Office of the limited liability company in the State of Delaware is located at 3411 Silverside Rd Tatnall Building #104 (street), in the City of Wilmington, Zip Code 19810. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporate Creations Network Inc.

By:	/s/ Barry Degroot
Authorized Person

Name:	Barry DeGroot
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